Exhibit 10(b)1
AVAILABILITY AGREEMENT

BETWEEN

MIDDLE SOUTH ENERGY, INC.

AND

ARKANSAS POWER & LIGHT COMPANY,
ARKANSAS-MISSOURI POWER COMPANY,
LOUISIANA POWER & LIGHT COMPANY,
MISSISSIPPI POWER & LIGHT COMPANY, and
NEW ORLEANS PUBLIC SERVICE INC.

THIS AGREEMENT, dated as of the 21st day of June, 1974, between Middle South Energy, Inc. (MSEI) and Arkansas Power & Light Company (AP&L), Arkansas‑Missouri Power Company (Ark-Mo), Louisiana Power & Light Company (LP&L), Mississippi Power & Light Company (MP&L) and New Orleans Public Service Inc. (NOPSI), Witnesseth That:
Whereas, AP&L, Ark-Mo, LP&L, MP&L and NOPSI (collectively, System operating companies and, singly, System operating company), all outstanding shares of whose common stock are wholly owned by Middle South Utilities, Inc., operate electric generating, transmission and distribution facilities in the states of Arkansas, Louisiana, Mississippi and Missouri and comprise the Middle South System; and
Whereas, the System operating companies are parties to an agreement dated April 16, 1973 (as presently constituted and as amended in the future, System Agreement), which provides the contractual basis for the continued planning, construction and operation of certain facilities owned by the System operating companies to achieve the purposes set forth therein; and
Whereas, other entities may become parties to the System Agreement; and
Whereas, MSEI has been organized as a subsidiary of Middle South Utilities, Inc. to finance and own certain generating units for the benefit of the Middle South System, including the Grand Gulf Nuclear Electric Station project (Project), a two unit nuclear-fueled electric generating plant having an expected aggregate capacity of 2,500,000 KW and to be located near Port Gibson, Mississippi; and
Whereas, MSEI is, subject to the terms hereof, willing to undertake the construction and operation of the Project, to become a party to the System Agreement and to make available to the Parties, as hereinafter defined, all of the power (and the energy associated therewith) available at any MSEI Generating Unit, including the Project, under the terms hereof and of the System Agreement; and
Whereas, the Parties, as hereinafter defined, are, subject to the terms hereof, willing to purchase power (and the energy associated therewith) available or to be available at any MSEI Generating Unit, including the Project, under the terms hereof and of the System Agreement;
Now, Therefore, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree with each other as follows:

1.For the purposes of this Agreement, the following definitions shall apply:

(a)Party or Parties shall mean any entity or entities (other than MSEI) now or hereafter a party or parties to this Agreement.

(b)MSEI Generating Unit shall be that portion of any electric generator, together with its prime mover and all auxiliary and appurtenant devices and equipment designed to be operated as a unit for the production of electric power and energy and all associated equipment and facilities, which is owned by MSEI and which MSEI and the Parties have designated as being subject to this Agreement.

(c)Power shall mean both power and the energy associated therewith, including test power produced during construction or thereafter.

2.MSEI and the Parties hereby designate Unit No. 1 and Unit No. 2 of the Project as being subject to this Agreement and MSEI Generating Units hereunder, and MSEI hereby undertakes to use its best efforts to construct the Project.

3.On or before the date on which Unit No. 1 of the Project is placed in commercial operation, MSEI and the Parties will join in executing such document or documents as may be necessary for MSEI to become a party to the System Agreement. MSEI and the Parties will also join in executing at an appropriate time such document or documents as may be necessary for others who become parties to the System Agreement to join in and become parties to this Agreement. MSEI shall, subject to the provisions of the then applicable requirements of Section 6 of this Agreement and the then applicable provisions of the System Agreement (or any agreement substituted therefor), make available, or cause to be made available, to the Parties all Power available from time to time at any MSEI Generating Unit.

4.The Parties shall, subject to the provisions of the, then applicable requirements of Section 7 of this Agreement and the then applicable requirements of the System Agreement (or any agreement substituted therefor) be entitled to receive all Power available from time to time at any MSEI Generating Unit; provided, that (i) should any Party terminate its participation in the System Agreement, then it is agreed that MSEI, such Party and the other Parties shall enter into a separate agreement whereby such Party shall continue to be entitled to receive Power, and obligated to take Power, available at any MSEI Generating Unit which has been designated as being subject to this Agreement at the time such Party shall exercise its right to terminate such participation, in such amounts and for such consideration calculated from time to time as if such Party had remained a party to the System Agreement, and (ii) should the System Agreement be cancelled or terminated, then it is agreed that MSEI and all such Parties shall enter into a separate agreement whereby such Parties shall continue to be entitled to receive Power, and obligated to take Power, available at any MSEI Generating Unit which has been designated as being subject to this Agreement at the time of cancellation or termination of the System Agreement, in such amounts and for such consideration calculated from time to time as if the System Agreement had remained in effect and MSEI and such Parties were parties thereto. Notwithstanding such withdrawal from, or cancellation or termination of, the System Agreement, each Party shall remain bound by the terms of this Agreement with respect to any MSEI Generating Unit which has been designated as being subject to this Agreement at the time of such withdrawal, cancellation or termination. In consideration of MSEI’s commitment to undertake construction of the Project and its other obligations hereunder and of the right of the Parties to receive Power available at any MSEI Generating Unit under the terms of the System Agreement (or any separate agreement referred to above), the Parties agree to pay to MSEI, commencing on the date on which a particular MSEI Generating Unit is deemed to be in operation for the purposes of this Agreement, such amounts from time to time as, when added to amounts received by MSEI from any other source, including, but not limited to, amounts (if any) received by MSEI with respect to such MSEI Generating Unit under the terms of the System Agreement, shall be at least equal to MSEI’s total operating expenses and interest charges with respect to such MSEI Generating Unit, including (without limitation), for the purposes of this Agreement, (i) all expenses, deductions, charges and other items properly chargeable to the applicable Income Accounts 400 to 435, inclusive, of the Uniform System of Accounts prescribed by the Federal Power Commission for Class A and Class B Public Utilities and Licensees, as in effect on April 1, 1973, (Uniform System of Accounts) or, if such MSEI Generating Unit is not in service for any reason, all expenses, deductions, charges and other items which would be chargeable to the above Accounts if such MSEI Generating Unit were in service; it being agreed that when a particular generating unit is designated as being subject to this Agreement by MSEI and the Parties, then, solely for the purposes of determining MSEI’s total operating expenses under this Section 4, such MSEI Generating Unit shall be deemed to be in operation on the date, and the accrual of depreciation as an operating expense with respect to the MSEI Generating Unit shall be deemed to commence on the date at the rate and in the manner and continue for the duration, as is specified in the document so designating such generating unit as a MSEI Generating Unit subject to this Agreement, whether or not such MSEI Generating Unit is actually in operation on such date, and (ii) such expenses as might be incurred in connection with permanent shut-down of any MSEI Generating Unit which is nuclear-fueled and, in the event of any such shut-down, for perpetual maintenance and surveillance of any such facility in accordance with, and as required by, all applicable regulations established by any governmental authority having jurisdiction. Payments to be made pursuant to this Section 4 shall be made monthly and shall be apportioned among the Parties whose Company Capability is less than its Capability Responsibility, as such terms are defined in the System Agreement and as determined in accordance with Section 10 of the System Agreement, in the ratio of each such Party’s deficiency to the sum of the deficiencies of all such deficient Parties; provided, however, that if in any month no Party has such a deficiency then the payments for such month shall be apportioned among the Parties in accordance with the ratio of their then respective Capability Responsibilities, as such term is defined in the System Agreement. For the purpose of this Agreement, the Capability of all MSEI Generating Units shall be included in the System Capability, as such terms are defined in the System Agreement. In the event the System Agreement is not then in effect, or has been amended or interpreted so that at least one or more of the Parties is not obligated to make the entire payment herein provided, then the Parties agree to make payments hereunder in accordance with the ratio of their then respective “Capability Responsibilities”, as such term is defined in Appendix A attached hereto and made a part hereof and not as defined in the System Agreement. Payments made by any Party to MSEI pursuant to this Section 4 shall be applied as a credit to such Party’s liability for payments to MSEI under the System Agreement.

5.For the purpose of determining MSEI’s expenses and the Parties’ obligations under Section 4 of this Agreement, it is hereby agreed that both Unit No. 1 and Unit No. 2 of the Project shall be deemed to be in operation on the earlier of December 31, 1982 (whether or not such Units, or either of them, are then completed or in operation) or the date on which either of such Units is first placed in commercial operation as determined under the System Agreement (or any agreement substituted therefor), and the accrual of depreciation and amortization with respect to the Project shall be deemed to commence on the earlier of such dates; that such accrual of depreciation and amortization shall be at the rate of 3.65% per annum of the aggregate amount properly chargeable (prior to the deduction therefrom of any depreciation or amortization) at the time with respect to the Project to Balance Sheet Accounts 101, 102, 103, 104, 105, 106, 107 (the aforementioned accounts being exclusive of land and land rights), 118, 120 (.1 through .5), 121, 123, 123.1, 124, 151, 152, 153, 154, 155, 156, 157, 163, 182, 183, 184, 185, 186, 187 and 188 of the Uniform System of Accounts and such other accounts as are properly subject to depreciation or amortization at the time pursuant to such Uniform System of Accounts; and that such accrual shall continue during each of the first 27.4 years after the date of commencement of such accrual hereunder whether or not such Units, or either of them, shall ever commence operation and/or remain in operation; provided, however, that if Unit No. 1 is placed in commercial operation prior to December 31, 1982 and Unit No. 2 is not completed and ready for service at such time, then until December 31, 1982 or the date Unit No. 2 is placed in commercial operation, whichever date occurs earlier, expenditures included in Account 107 which are identified exclusively with the construction of Unit No. 2 may be excluded from the calculation of the aggregate amount subject to the accrual of depreciation and amortization pursuant to this paragraph.

6.The performance of the obligations of MSEI hereunder shall be subject to the receipt and continued effectiveness of all authorizations of governmental regulatory authorities at the time necessary to permit MSEI to perform its duties and obligations hereunder, including the receipt and continued effectiveness of all authorizations by governmental regulatory authorities at the time necessary to permit MSEI to finance, to construct or cause to be constructed, to operate or cause to be operated, and/or to make available to the Parties the Power available at any MSEI Generating Unit. MSEI shall use its best efforts to secure and maintain all such authorizations by governmental regulatory authorities.

7.The performance by each Party of its obligations hereunder shall be subject to the receipt and continued effectiveness of all authorizations of governmental regulatory authorities necessary at the time to permit it to perform its duties and obligations hereunder, including the receipt and continued effectiveness of all authorizations by governmental regulatory authorities necessary at the time to permit it to pay to MSEI, in consideration for the right to receive its share of the Power available at any MSEI Generating Unit, the amounts provided for in Section 4 of this Agreement. Each Party shall use its best efforts to secure and maintain all such authorizations by governmental regulatory authorities. Each Party shall, to the extent permitted by law, be obligated to perform its duties and obligations hereunder, subject to the then applicable provisions of this Section 7, (a) whether or not MSEI shall have received all authorizations of governmental regulatory authorities necessary to permit MSEI to perform its duties and obligations hereunder or under the System Agreement, (b) whether or not such authorizations, or any such authorization, shall at any time in question be in effect, (c) whether or not the System Agreement shall, from time to time, be amended, modified or supplemented or shall be cancelled or terminated or such Party shall have withdrawn therefrom and (d) so long as MSEI and such Party shall continue to be subsidiary companies of Middle South Utilities, Inc. (as said term is defined in Section 2(a)(8) of the Public Utility Holding Company Act of 1935) or a successor thereto, whether or not, at any time in question, MSEI shall have performed its duties and obligations under this Agreement or the System Agreement. In the event that MSEI or any Party shall cease to be such a subsidiary company, then and thereafter such Party shall not be relieved of its obligation to make payments pursuant to Section 4 of this Agreement by reason of the failure of MSEI to perform its duties and obligations hereunder or under the System Agreement occasioned by act of God, fire, flood, explosion, strike, civil or military authority, insurrection, riot, act of the elements, failure of equipment, or for any other cause beyond the control of MSEI.

8.To the extent they may legally do so, each Party and MSEI hereby irrevocably waive any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of this Agreement by any other party to this Agreement, or by a trustee under any mortgage or other debt instrument which any such party to this Agreement may, subject to requisite regulatory authority, enter into, or by any receiver or trustee appointed for any such party under the bankruptcy or insolvency laws of any jurisdiction to which any such party may be subject; provided, however, that nothing herein contained shall be deemed to constitute a representation or warranty by any party to this Agreement that their respective obligations under this Agreement are, as a matter of law, subject to the equitable remedy of specific performance.

9.No Party shall be entitled to set off against any payment required to be made by such Party under this Agreement (i) any amounts owed by MSEI to such Party or (ii) the amount of any claim by such Party against MSEI. The foregoing, however, shall not affect in any other way the rights and remedies of any Party with respect to any such amounts owed to such Party by MSEI or any such claim by such Party against MSEI.

10.The invalidity or unenforceability of any provision of this Agreement shall not affect the remaining provisions hereof.

11.This Agreement shall become effective forthwith. This Agreement may be amended, modified or terminated only with the consent of MSEI and of the Parties then having responsibility for two-thirds or more of the amounts to be paid under Section 4 hereof, and upon the receipt and continued effectiveness of all authorizations of governmental regulatory authorities at the time necessary.

12.This Agreement shall be binding upon the Parties and MSEI and their respective successors and assigns, but no assignment hereof, or, of any right to any funds due or to become due under this Agreement, shall in any event relieve any Party or MSEI of any of their respective obligations hereunder, or, in the case of the Parties, reduce to any extent their entitlement to receive Power available from time to time at any MSEI Generating Unit.

13.The agreements herein set forth have been made for the benefit of the Parties, MSEI and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

Arkansas Power & Light Company By /s/ Reeves E. Ritchie President
Witness: /s/ James A. Brignac
Arkansas-Missouri Power Company By /s/ F. G. Smith President
Witness: /s/ Cheryl B. Young
Louisiana Power & Light Company By /s/ E. A. Rodgrique President
Witness: /s/ Stephanie T. Tramonte
Mississippi Power & Light Company By /s/ D. C. Lutken President
Witness: /s/ J. B. Bollinger
New Orleans Public Service Inc. By /s/ William McCollam, Jr. President
Witness: /s/ Barbara Plaisance
Middle South energy, Inc. By /s/ F. W. Lewis President
Witness: /s/ J. E. Ammon

APPENDIX A

Definition of “Capability Responsibility”
As Used in Availability Agreement
“Capability Responsibility” shall mean: with respect to any “Company”, the “System Capability” multiplied by the “Responsibility Ratio” for that Company.
“Company” shall mean one of the Middle South Utilities, Inc.’s System operating companies, as defined in the Availability Agreement; “System Capability” shall mean the arithmetical sum in megawatts of the individual “Company Capabilities”; “Company Capabilities” shall be the net output in megawatts that can be produced by all of a Company’s generating units, each unit of which consists of an electric generator, together with its prime mover and all auxiliary and appurtenant devices and equipment designed to be operated as a unit for the production of electric power and energy, under the conditions specified by the administrative organization then having the authority to so specify, under either the System Agreement or any similar and succeeding agreement to which such Company is a party, or the input in megawatts available under contract to such Company from a supplying source; provided, however, that each Company shall be deemed to have at least one Kilowatt of Capability, whether or not it has any such Capability; “Responsibility Ratio” shall mean the ratio obtained by dividing a “Company Load Responsibility” by the “System Load Responsibility”; “Company Load Responsibility” shall mean (a) the average of the four highest clock-hour demands in megawatts of a Company’s system, each on a different day, occurring during the twelve month period ending with the current month, but not less than 90% of the average of the four highest such demands occurring during the twenty-four (24) month period ending with the current month, where each such demand shall represent the simultaneous hourly input from all sources into the system of a company, less the sum of the simultaneous hourly outputs to the system of other interconnected utilities (Company demands shall include firm power supplied to other systems for its own account), (b) less the power supplied to others as sales for the joint account of all Companies, (c) less the contractual amount of firm purchases with reserves available during the month from other systems for its own account; provided, however, that each Company shall be deemed to have a Load Responsibility of at least one kilowatt, whether or not such Company has any such Load Responsibility; “System Load Responsibility” shall be the arithmetical sum in megawatts of the individual Company Load Responsibilities.